UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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U.S. Energy Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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U.S. ENERGY CORP.

877 North 8th West
Riverton, Wyoming  82501
-------------------------
Notice of Annual Meeting of Shareholders
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We are pleased to give you notice of our Annual Meeting of Shareholders:

Date:	Friday, June 25, 2010.
Time:	10:00 AM MDT
Place:	877 North 8th West, Riverton, Wyoming 82501
Purposes:	-
Elect the two nominees for directors identified in the accompanying proxy statement (Mark J. Larsen and Stephen V. Conrad) to serve until the third succeeding annual meeting of shareholders, and until their successors have been duly elected or appointed and qualified;

	-	Ratify appointment of the independent auditor; and
	-	For any other purpose that properly may come before the meeting, in accordance with the Bylaws of the Company.

Record Date:	April 26, 2010. The stock transfer books will not be closed.

We have enclosed a copy of our Annual Report for the fiscal year ended December 31, 2009 with this Notice of Annual Meeting of Shareholders and Proxy Statement.  Please read the enclosed information carefully before completing and returning the enclosed proxy card.

The Securities and Exchange Commission requires companies to furnish proxy materials over the Internet, which reduces environmental impact as well as printing and mailing costs.  Unless otherwise requested by the shareholder we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials, instead of mailing paper copies of the proxy materials.  The Notice of Availability contains instructions on how to access the materials on the Internet, and also on how to request a paper copy of the proxy materials.  All stockholders who do not receive a Notice of Availability will receive a paper copy of the proxy materials by mail.

Whether or not you plan to attend the meeting, please take the time to vote -

➢  By the Internet – Go to the website shown on your proxy card or the Notice of Internet Availability; or
➢	By Telephone – Call the toll free number shown on the notice of availability; or
➢	By mail – Complete, sign and date your proxy card and mail it in the postage paid envelope.

If you owned shares in the Company at the close of business on April 26, 2010, you may attend and vote at the meeting.  The names of shareholders of record entitled to vote at the meeting will be available for review at the meeting and during regular business hours at our headquarters in Riverton, Wyoming.

If you wish to attend the meeting and vote in person, but you are a beneficial owner (the shares are held in “street name”), contact your broker, as soon as you receive this notice, to obtain a “legal proxy” which you must bring to the meeting in order to vote in person at the meeting.

By Order of the Board of Directors

/s/ Steven R. Youngbauer
Dated: April 29, 2010	Steven R. Youngbauer, Secretary

U.S. ENERGY CORP.

877 North 8th West
Riverton, Wyoming  82501

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
ON FRIDAY, JUNE 25, 2010

This proxy statement is provided in connection with a solicitation of proxies by the Board of Directors of U.S. Energy Corp. (“U.S. Energy” or “the Company”) for the annual meeting of shareholders to be held on Friday, June 25, 2010, at 10:00 am MDT, and at any adjournments of the meeting.

Who Can Vote

If you held any shares of common stock on the record date (April 26, 2010), then you will be entitled to vote at the meeting.  If you held stock in your own name, you may vote directly by internet, telephone, mail or in person.  If you own stock beneficially but in the record name (street name) of an institution, you may instruct the record holder how to vote when the record holder contacts you about voting and gives you the proxy materials.  If you are a beneficial owner and you wish to attend the meeting and vote in person, contact your broker, as soon as you receive this notice, to obtain a “legal proxy” which you must bring to the meeting in order to vote in person at the meeting.

Common Stock Outstanding on the Record Date: 26,737,320 Shares

Quorum and Voting Rights

A quorum for the meeting will exist if a majority of the voting power of the shareholders is present at the meeting, in person or represented by properly executed proxy delivered to us prior to the meeting.  Shares of common stock present at the meeting that abstain/withhold from voting, or that are the subject of broker non-votes, will be counted as present for determining a quorum.  A broker non-vote occurs when a nominee holding stock in street name or otherwise for a beneficial owner does not vote on a particular matter because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

The Securities and Exchange Commission approved a change in the New York Stock Exchange Rule 452, which governs discretionary voting by brokers of shares held in street name when beneficial owners have not instructed how such shares should be voted.  Because the Rule governs all brokers, the amendment affects all public companies that have shares held in street name, not just companies listed on the NYSE.  While brokers continue to have discretionary authority to vote street name shares on “routine” items (including ratification of management’s appointment of auditors), the change to Rule 452 eliminates discretionary voting in the election of directors.  Accordingly, unlike our previous annual meetings, if your broker does not receive instructions from you, your broker will not be able to vote your shares in the election of directors.

You are entitled to one vote for each share of U.S. Energy Corp. common stock you hold, except that in the election of directors you may cumulate your votes. Cumulative voting generally allows each holder of shares of common stock to multiply the number of shares owned by the number of directors being elected, and to distribute the resulting number of votes among nominees in any proportion that the holder chooses.  Nominees in number equal to the seats to be filled, who receive a plurality of votes cast, will be elected as directors.  If you withhold from voting, your shares will not be counted for any director.

Each of the other proposals, and any other matter which properly comes before the meeting in accordance with the Bylaws of the Company, will be approved if the number of votes cast in favor exceeds the number of votes opposed.

Withholdings and broker non-votes will have no effect on the election of directors.  As noted above, if you do not give your broker instructions on how to vote for the director nominees, your shares will not be voted at all on this matter and according will be counted as a broker non-vote.  Abstentions as to all other matters which properly may come before the meeting will be counted as votes against those matters.  Broker non-votes as to all other matters will not be counted as votes for or against, and will not be included in calculating the number of votes necessary for approval of these matters.

How Your Proxy Will Be Voted; Recommendation of the Board

The Board of Directors is soliciting a proxy in the enclosed form to provide you with the opportunity to vote on all matters scheduled to come before the meeting (as stated in the Notice of Annual Meeting which accompanies this proxy statement), whether or not you attend in person.

The Board of Directors recommends you vote in favor of the nominees for directors (Mark J. Larsen and Stephen V. Conrad, as stated in the Notice of Annual Meeting), and in favor of ratifying management's appointment of the audit firm.  These are the purposes of the meeting (as provided in the Company’s Bylaws in conformity with Wyoming law), and they are also referred to as “matters” in this proxy statement.  Only the matters identified in the Notice will be considered at the meeting and voted upon by the shareholders.

Granting Your Proxy

If you properly complete the appropriate form of proxy in accordance with the Notice and Access rules, your shares will be voted as you specify.  If you make no specifications, your proxy will be voted in favor of all proposals.

We expect no matters to be presented for action at the meeting other than the matters stated in the Notice of Annual Meeting accompanying this proxy statement.  However, as permitted by SEC rule 14a-4(c), the proxy will confer discretionary authority with respect to any other matter that may properly come before the meeting.  The persons named as proxies intend to vote in accordance with their judgment on any matters that may properly come before the meeting.

Revoking Your Proxy

If you submit a proxy, you may revoke it later or submit a revised proxy at any time before it is voted.  You also may attend the meeting in person and vote by ballot, which would cancel any proxy you previously submitted.

Proxy Solicitation

We will pay all expenses of soliciting proxies for this proxy statement provided by the Board of Directors for the meeting.  In addition to solicitations by mail, arrangements have been made for brokers and nominees to send proxy materials to their principals, and we will reimburse them for their reasonable expenses.  We have not hired a solicitation firm for the meeting.  Our employees and directors will solicit proxies by telephone or other means, if necessary; these people will not be paid for these services.

Requirement and Deadlines for Shareholders to Submit Proxy Proposals

Generally, we hold the annual meeting on the last Friday in June.  Under the rules of the SEC, if a shareholder wants us to include persons to be considered for nomination as directors in our proxy statement for presentation at our Annual Meeting of Shareholders to be held in June 2011, information about the persons to be considered must be received by us in writing at least 150 calendar days in advance of the meeting date, at U.S. Energy Corp., 877 North 8th West, Riverton, Wyoming 82501; Attention:  Steven R. Youngbauer, Secretary.  In addition, the Board of Directors amended the Company’s Bylaws in March 2009, to adopt “advance notice” requirements that apply to all other proposals which shareholders may wish to have included in the Company’s proxy statement, or to be stated in a notice for a special meeting of shareholders.  Information about other proposals must be provided to the Company at least 90 calendar days before the meeting date.  Please see “Advance Notice Requirements for Proposed Nominees to the Board of Directors, and Other Proposals,” below.

Corporate Governance, Audit Committee, Compensation Committee and Nominating Committee

Meetings of the Board.  The Board of Directors, which held formal meetings in 2009, has primary responsibility for directing management of the business.  The Board currently consists of seven members and met formally six times during 2009.  All meetings were attended by the full Board of directors serving at the time of the meeting during 2009, except for Allen S. Winters and H. Russell Fraser who did not attend one meeting each.  The Board conferred informally on several other occasions during the year.  From time to time the directors also approve various matters by consent minutes without conducting formal meetings; there were  four such proceedings in 2009.

Attendance by Directors at Annual Meetings.  Although most of the directors attend annual meetings of shareholders, we do not require such attendance.  All of the directors,  except Mr. Fraser, attended the 2009 annual meeting in person, and the regular meeting of the Board of Directors following the 2009 annual meeting of shareholders.

Communications from Shareholders to the Board of Directors.  Shareholders may send communications to the Board of Directors, by addressing their communications to Keith G. Larsen, Chief Executive Officer and Chairman of the Board of Directors, or Mark J. Larsen, President, at 877 North 8th West, Riverton, Wyoming 82501.  The independent directors have established a process for collecting and organizing communications from shareholders.  Pursuant to this process, Keith Larsen and Mark Larsen will determine which of the communications address matters of substance and which should be considered by all directors, and will send those communications to all the directors for their consideration.

Audit Committee.  To provide effective direction and review of fiscal matters, the Board has established an Audit Committee.  The Audit Committee has the responsibility of reviewing our financial statements, exercising general oversight of the integrity and reliability of our accounting and financial reporting practices, and monitoring the effectiveness of our internal control systems.  The Audit Committee also recommends selection of auditing and internal audit firms and exercises general oversight of the activities of our independent auditors, principal financial and accounting officer and accounting employees and related matters. The Chairman of the Audit Committee is Michael T. Anderson, a Certified Public Accountant.  Other members of the Audit Committee are Allen S. Winters, H. Russell Fraser and Michael H. Feinstein, a non- practicing Certified Public Accountant.  All members of the Audit Committee are independent directors under criteria established by Rule 4200(a)(15) adopted by the Financial Industry Regulatory Authority.

The Board of Directors has determined that Michael H. Feinstein and Michael T. Anderson both are Audit Committee financial experts as defined in Rule 401(h) of the SEC's regulation S-K.  If Stephen V. Conrad is elected a director, the Board of Directors will appoint Mr. Conrad to the Audit Committee to fill the vacancy (as Chairman) when Mr. Anderson ceases service.  The Board has determined that Mr. Conrad is a financial expert.

The Audit Committee met five times in 2009.  All Committee members either attend in person or by telephone with the exception of Mr. Fraser who was not in attendance during one of the meetings.  This Committee has reviewed our financial statements for each of the quarters ended March 31, June 30 and September 30, 2009 and for the twelve months ended December 31, 2009 and discussed them with management and our independent audit firm.  After the quarterly and year end meetings, our Audit Committee met in Executive Session with our Independent Audit Firm.  The Committee also discussed with the independent audit firm the various matters required to be discussed in SAS 114 (Codification of Statements on Auditing Standards, AU 380).  Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the twelve months ended December 31, 2009.  The Audit Committee also reviews and reassesses the adequacy of the Audit Committee Charter on an annual basis.

Compensation Committee.  The Company has a Compensation Committee, whose members are Allen S. Winters, H. Russell Fraser, Michael T. Anderson, and Michael H. Feinstein.  These members are independent under criteria established by Nasdaq.  Mr. Feinstein serves as the Chairman of the Compensation Committee.  This Committee met formally on two occasions in 2009, and discussed compensation matters informally several times throughout the fiscal year.  All Compensation Committee members attended all meetings of their Committee during 2009 either in person or by phone. If Mr. Conrad is elected a director at the meeting, he will replace Mr. Anderson on the Compensation Committee.

The Compensation Committee reviews and recommends to the Board of Directors compensation packages for the officers of U.S. Energy Corp.  Please see the Compensation Discussion and Analysis under “Executive Compensation” below.

Nominating Committee.  The Company has a Nominating Committee, whose members are Allen S. Winters, H. Russell Fraser, Michael T. Anderson and Michael H. Feinstein who are all independent directors.  Mr. Winters serves as the Chairman of the Nominating Committee.  The Nominating Committee met three times during 2009 with all members attending either in person or by telephone with the exception of Mr. Fraser who attended two meetings.

Leadership of the Board of Directors, and the Role of the Board of Directors in Risk Oversight.

Board Leadership

U.S. Energy Corp. traditionally has combined the roles of Chief Executive Officer and Chairman of the Board of Directors, and we are continuing this policy with Keith G. Larsen as CEO and Chairman.  Mr. Larsen is responsible for setting the strategic direction for the Company, and sets the agenda for and presides over Board meetings.  Mark J. Larsen, also a director and President and Chief Operating Officer, is primarily responsible for execution of strategies and daily operations.

Risk Oversight

The Company faces various risks in its business, including liquidity and operational risks.  We currently do not encounter credit risk, as the Company’s business does not currently involve the guarantee of financial instruments or obligations of others.  Liquidity risk is encountered in the context of balancing contract commitments for capital and operational expenses, and could be encountered if the Company enters into hedging arrangements.  Management will seek full Board approval prior to hedging production.

General business operations are managed by the executives, who report to the full Board of Directors as needed on developments in approved areas.  Operations are run in conformity with the annual budget presented by management and approved, with appropriate modifications as needed throughout the year, by the full Board.  However, material budget variations (for examples, a proposed acquisition or disposition of a significant property or a entering into a joint venture) are subject to prior approval by the full Board, even if the category and fund allocation generally had been previously approved by the Board.  In these situations, the Chairman will call a meeting of the full Board to discuss specific terms, costs and variables, and associated risks, before committing the Company.  We believe this process provides the Board a continuing role in oversight of risk.

Compensation Risk Assessment

The Compensation Committee has determined that our overall compensation package provides a balanced mix of annual salary and cash bonuses, and longer-term incentives (through awards of stock and stock options, and the Company’s funding of the ESOP and a 401(k) plan).  We do not believe that the package stimulates excessive risk taking, but instead encourages behaviors that contribute to creating sustainable value for shareholders. Short term achievement (at a minimum, positive cash flow) is motivated by salaries plus a Performance Compensation Plan (“PCP”) which provides for cash bonuses, capped at 100% of base salary, based primarily on meeting objective Company-wide and department goals.  In this context, using positive adjusted cash flow from operations as both the trigger for the overall PCP, and also as a goal within the PCP matrix, is appropriate for the capital intensive oil and natural gas industry.  Additionally, the PCP allows for payment in cash of a discretionary Outstanding Performance Compensation Award for extraordinary service, in a year, unrelated to the PCP matrix.  See “Executive Compensation – Performance Compensation Plan” below.  Longer-term incentives are provided through the award of stock options from time to time, as well as the stock award program (for executives) and Company-wide ESOP and 401(k) plan contributions.

The trigger for consideration of bonuses under the PCP is the Company having positive adjusted cash flow from operations in the prior year.  Once triggered, the PCP allows all employees to be considered for cash bonuses in the current year. For executives, 60% of their maximum bonus is calculated on Company-level performance objectives: Positive adjusted cash flow from operations 20%, improved stock price based on the 200 day moving average 20%,  return on equity 10% and improved earnings per share 10%.  The remaining 40% of a potential bonus to executives is tied to the achievement of corporate, department and personal goals for the year and meeting the annual budget.  None of these objectives are further quantified as to amounts or improvement from prior years.  The matrix for bonuses under the PCP is dynamic and is established every year by the Compensation Committee and approved by the full Board of Directors.  Changes are made to the matrix as needed to continue motivating officer and employee performance for the improvement of shareholder value.

However, the policy of triggering consideration of bonus awards on attaining positive adjusted cash flow from operations, and also computing a portion of the amounts to be paid on cash flow, is payment for accomplishment of short term goals, and as such, might encourage risk taking more than a trigger based upon profitability.  Positive adjusted cash flow from operations does not predict realization of operating net income in the year of bonus payment or thereafter.  After payment, the risk continues that the Company will not realize net income in the current or future years, and there is an additional risk that payment of the bonus related to the cash flow goal reduces operating capital.  By setting the positive cash flow from operations as the trigger for the payment of any bonus, the Company has insured that no bonuses will be paid unless there is operating cash to pay it.  Total employee bonuses paid under the PCP in 2010 was $1,317,360 (including $150,000 for extraordinary service paid to executives); executives received $890,683 (including the extraordinary service bonus).  Each independent director also received a cash bonus of $12,000 in 2010, for a total bonus to independent directors of $48,000 for service in 2009.

Although there are risks associated with the positive adjusted cash flow from operations principle in the PCP, we believe that this component does not encourage inappropriate risk taking.  These risks associated with the PCP are significantly offset by the other Company-wide bonus elements within the PCP, and are balanced by the longer-term incentives which focus on profitability and stock price.

Charters for the Audit, Compensation, and Nominating Committees; Code of Ethics.  The charters of the Audit Committee, the Compensation Committee, and the Nominating Committee, may be viewed at our web site (www.usnrg.com), at the tab “Investor Relations,” then go to “Corporate Governance.”  The Code of Ethics also may be viewed at that location.  If these documents are amended (or if the Code of Ethics should be waived in any respect), the amendments (and the occurrence of a waiver of the Code of Ethics), will be disclosed on the website as required by the Securities and Exchange Commission.  Copies of each of these documents are available without charge to any person who requests them, by sending a request to U.S. Energy Corp., Attn: Steven R. Youngbauer, Secretary, 877 North 8th West, Riverton, Wyoming 82501.

Executive Committee.  The Executive Committee members are Mark J. Larsen, Chairman, Keith G. Larsen, Robert Scott Lorimer and Allen S. Winters.  This Committee helps implement the Board of Directors' overall directives as necessary.  This Committee usually does not conduct formal meetings.

Nominating Committee; Advance Notice Requirements for Proposed Nominees to the Board of Directors, and Other Proposals

Nominating Committee and Nominating Process.  When needed as determined by the Board of Directors, the Nominating Committee considers and recommends to the Board of Directors individuals who may be suitable to be nominated to serve as directors.  Allen S. Winters, H. Russell Fraser, Michael T. Anderson, and Michael H. Feinstein are the Nominating Committee members; they are independent under criteria established by FINRA.  Mr. Winters serves as Chairman of the Nominating Committee.  This Committee met three times in 2009, and held other proceedings by consent during 2009. If Mr. Conrad is elected a director at the meeting, he will replace Mr. Anderson on the Nominating Committee.

The Nominating Committee has adopted a written charter regarding the Company's director and officer nomination process; the charter does not require that diversity (whether of background, experience, gender or other attributes) be considered in the process.  The Nominating Committee approves all nominations to serve on the Board of Directors, and all proposals to install new executive officers.

Pursuant to its charter, the Nominating Committee has adopted a policy for consideration of any director candidates recommended by shareholders, and may (or may not) recommend to the Board of Directors that candidate(s) be put on an Annual Meeting election slate and identified in the Company's proxy statement, if:

•  At least 150 calendar days before the meeting date, the shareholder requests in writing that the Nominating Committee consider an individual for inclusion as a director nominee in the next proxy statement for an Annual Meeting.  The shareholder must identify the individual and provide background information about the individual sufficient for the Committee to evaluate the suggested nominee's credentials.  Such requests should be addressed to Keith G. Larsen, Chief Executive Officer and Chairman of the Board of Directors who will forward the requests to the Nominating Committee.

•  The candidate meets certain specific minimum qualifications: Substantial experience in top or mid-level management (or serving as a director) of public or private mineral exploration companies, with particular emphasis on understanding and evaluating mineral properties for either financing, exploration and development, or joint venturing with industry partners; contacts with mining or oil and gas industry companies to develop strategic partnerships or investments with the Company; and the ability to understand and analyze complex financial statements.  A shareholder-recommended candidate also will have to possess a good business and personal background, which the Nominating Committee will independently verify.  These same categories of qualifications will be used by the Nominating Committee in considering any nominee candidate, whether recommended by a shareholder, an officer, or another director.

•  The Company is provided with all information relating to a shareholder-recommended candidate that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934;

•  The Company is informed whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of the recommending shareholder or the candidate, with respect to stock of the Company, and whether any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made by or on behalf of such holder or candidate, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk of stock price changes for, such holder or candidate or to increase or decrease the voting power or pecuniary or economic interest of such holder or candidate with respect to stock of the Company; and

•  The Company receives representations from the shareholder (i) that he, she or it is a holder of record of stock of the Company entitled to vote at a meeting of stockholders and intends to appear in person or by proxy at the meeting to propose such nomination; and (ii) whether the shareholder or the beneficial owner, if any, intends or is part of a group which intends to solicit proxies from other stockholders in support of such nomination (if the Company’s Board of Directors determines to identity the candidate in the Company’s proxy statement).

These procedures also are mandated by the Company’s Bylaws, as amended in March 2009.

All director candidates recommended by a shareholder, or a director or officer, will be evaluated by the Nominating Committee (comprised solely of independent directors) in good faith.  Director nominee candidates must be recommended for the Board of Directors selection by the Nomination Committee.  However, a majority vote of the Board of Directors in favor of a director nomine must also include a majority vote of the independent directors for the Company to include that individual’s name in an Annual Meeting notice and identify that individual in the Company’s proxy statement for that Annual Meeting.

For the June 2010 Annual Meeting, the Nominating Committee has not received a request from any shareholder for consideration of a nominee candidate.

Advance Notice Requirement for Other Shareholder Proposals

For any other matter to be considered as a proper purpose for consideration by the shareholders at an annual or special meeting (referred to below as an “Additional Purpose”), each of the conditions set forth below must be satisfied in order for the Additional Purpose to be included in the Company’s notice of the meeting.  If the conditions are satisfied, an Additional Purpose would be set forth in either the Company’s proxy statement, or a proxy statement prepared by the shareholder or shareholders requesting that the matter be voted upon by all shareholders.  Pursuant to the Bylaws, only the holder or holders of at least 50% of the outstanding shares may demand that the Company convene a special meeting of shareholders.

The conditions also must be met in order for a shareholder to make a motion from the floor of a meeting to nominate a person for election to the Board, if such person has not been included as a director candidate in the Company’s notice of the meeting.

At least 90 calendar days before the date for the meeting, the requesting shareholder shall give written notice to the Secretary of the Company, providing:

(a)         a brief description of the Additional Purpose which the shareholder wishes to present to the meeting;

(b)         the reason why the Additional Purpose is sought to be presented at the meeting;

(c)         a statement of any material interest which the requesting shareholder or its beneficial owners have in the Additional Purpose;

(d)         as to the requesting shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal to nominate or another proposal is made, a statement of (1) the requesting shareholder’s and such beneficial owner’s name and address, (2) the number of shares of the Company owned of record or beneficially by the requesting shareholder and such beneficial owner, (3) the name of each nominee holder of shares owned beneficially but not of record by the requesting shareholder and the number of shares of stock held by each such nominee holder, and (4) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of the requesting shareholder with respect to stock of the Company and whether any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made by or on behalf of the requesting shareholder, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk of stock price changes for, such shareholder or to increase or decrease the voting power or pecuniary or economic interest of the requesting shareholder with respect to stock of the Company;

(e)         a description of all agreements, arrangements or understandings between the requesting shareholder and any other person or persons (including their names) in connection with the proposal of the Additional Purpose;

(f)         a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination and a representation whether the shareholder or the beneficial owner, if any, intends or is part of a group which intends to solicit proxies from other stockholders in support of such nomination; and

(g)         the text of any amendment to the Articles of Incorporation of the Company, or the Bylaws of the Company, which would be part of the Additional Purpose.

Principal Holders of Voting Securities and Ownership by Officers and Directors

The following are record holders as of April 10, 2010 who owned more than five percent of the outstanding common stock, as well as the stock beneficially held by each director and nominee, and each officer, and by all officers and directors as a group.  This information is based on SEC reports or as otherwise known to us.  Beneficial ownership includes the shares underlying presently exercisable options.

Except as noted, each holder exercises sole voting and dispositive powers over the shares listed opposite the holder's name, excluding shares subject to forfeiture and those held in ESOP accounts established for the holder's benefit.

The ESOP Trustees, Keith G. Larsen and Mark J. Larsen, exercise voting powers over non-allocated ESOP shares and dispositive powers over all ESOP shares.  It should be noted that voting and dispositive powers over certain shares are shared by one or more of the listed holders; those shares are reported for each holder having a shared interest.

		Amount and Nature of Beneficial Ownership				Total
Name and Address		Voting Rights		Dispositive Rights		Beneficial	Percent
of Benificial Owner		Sole	Shared	Sole	Shared	Ownership	of Class (1)

Keith G. Larsen	*(2)	1,183,715	466,513	1,098,975	1,109,426	2,293,141	8.4%

Mark J. Larsen	*(3)	911,254	-	840,095	642,913	1,554,167	5.7%

Robert Scott Lorimer	*(4)	1,074,961	-	982,097	-	1,074,961	4.0%

Mike Anderson	*(5)	113,087	-	113,087	-	113,087	0.4%

Michael H. Feinstein	*(6)	61,158	-	61,158	-	61,158	0.2%

H. Russell Fraser	*(7)	166,363	1,300	166,363	1,300	167,663	0.6%

Allen S. Winters	*(8)	32,600	-	32,600	-	32,600	0.1%

Steven R. Youngbauer	**(9)	389,036	-	356,574	-	389,036	1.5%

All officers and directors
as a group (nine persons)	(10)	3,932,174	467,813	3,650,949	1,110,726	5,042,900	17.3%

Sprott Asset Management	(11)	1,514,098		1,514,098		1,514,098	5.7%

(1)      Percent of class is computed by dividing the number of shares beneficially owned plus any options held by the reporting person, by the number of shares outstanding plus the shares underlying options held by that person.

(2)      Mr. Keith Larsen exercises sole voting rights over 294,335 directly held shares, 84,740 shares held in an ESOP account established for his benefit and 804,640 shares underlying options.  He exercises shared voting rights over 466,513 shares held in a Family Trust for which he serves as Trustee.  Mr. Keith Larsen exercises sole dispositive rights over 294,335 directly held shares, and 804,640 shares underlying options.  He exercises shared dispositive rights over 466,513 shares in his capacity as the Trustee of a Family Trust and 642,913 shares in his capacity as an ESOP Trustee with the other ESOP Trustee.

(3)      Mr. Mark Larsen exercises sole voting rights over 172,772 shares held directly, 71,159 shares held in the ESOP account established for his benefit, and 667,323 shares underlying options.    Mr. Larsen exercises sole dispositive rights over 172,772 shares held directly and 667,323 shares underlying his options.  He exercises shared dispositive rights over 642,913 shares in his capacity as an ESOP Trustee with the other ESOP Trustee.

(4)      Mr. Lorimer exercises sole voting rights over 364,958 directly held shares, 92,864 shares held in the ESOP account established for his benefit, and 617,139 shares underlying options.  He exercises sole dispositive rights over 364,958 directly held shares, and 617,139 shares underlying options.

(5)      Mr. Anderson exercises sole voting rights over 8,087 directly owned shares and 105,000 shares underlying his options.  He exercises sole dispositive rights over 8,087 directly owned shares and 105,000 shares underlying his options.

(6)      Mr. Feinstein exercises sole voting rights over 6,158 directly held shares and 55,000 shares underlying options.  Mr. Feinstein exercises sole dispositive rights over 6,158 directly held shares and 55,000 shares underlying options.

(7)      Mr. Fraser exercises sole voting rights over 16,363 directly held shares, 4,000 shares held in an IRA for his benefit, 1,000 shares held in a street name account for his benefit and 145,000 shares underlying options.  He exercises shared voting rights over 1,300 shares held directly by his wife.  Mr. Fraser exercises sole dispositive rights over 16,363 directly held shares, 4,000 IRA shares, 1,000 held in a street name account for his benefit and 145,000 shares underlying his options.  He exercises shared dispositive powers over 1,300 of his spouse's shares.

(8)      Mr. Winters exercises sole voting rights and sole dispositive rights over 2,600 directly held shares and 30,000 shares underlying options.

(9)      Mr. Youngbauer exercises sole voting rights over 106,574 shares held directly, 32,462 shares held in the ESOP account established for his benefit and 250,000 shares underlying options.  He exercises sole dispositive rights over the 106,574 shares directly held and 250,000 shares underlying his option.

(10)    The group exercises sole voting rights over 971,847 directly held shares, 1,000 shares held in joint tenancy, 4,000 shares held in IRAs, 281,225 ESOP shares and 2,674,102 shares underlying options.  Shared voting rights are exercised over 1,300 shares held in IRA accounts for spouses and 466,513 shares held in a Family Trust.  The sole dispositive shares consist of 971,847 directly held shares, 1,000 shares held in joint tenancy, 4,000 shares held in IRAs and 2,674,102 shares underlying options.  The group exercises shared dispositive rights over 1,300 shares held in IRA accounts for spouses, and 642,913 shares held in the ESOP.

(11)    Based upon the March 19, 2010 NASDAQ Pinpoint Market Intelligence Weekly Report.
*      Director
**    Officer Only

Proposal 1:       Election of Directors

Directors

The directors are divided into three classes, each consisting of two persons so far as practicable, to be elected until the third succeeding annual meeting and until their successors have been duly elected or appointed and qualified or until death, resignation or removal.  The Company’s Bylaws limit service of the independent directors to two three year terms.  If recommended by the Chairman of the Board and approved by the full Board, an independent director may serve one additional term.

Directors are subject to a mandatory retirement age of 70 years of age.  If a director reaches the age of 70 during his regularly elected term, he is allowed to serve out the term to which he was elected prior to turning 70 years of age.  Mr. Feinstein was exempted from the mandatory retirement age for one additional term and he was re-elected in 2008.  He will serve until the annual meeting in 2011 at which time he will be required to retire from the Board of Directors.  No other directors have been given the exemption from mandatory retirement from the Board of Directors.

The nominees for election are Mark J. Larsen, an incumbent management director standing for re-election, and Stephen V. Conrad, who is standing for election as an independent director to replace Michael T. Anderson, whose term has expired.  If elected, Mr. Conrad’s term would expire at the 2013 annual meeting.

Current directors are:

	Other		Meeting at
Name, age and	positions with	Director	which term
designation	with the Company	Since	will expire

Keith G. Larsen (51)	CEO and Chairman	1997	2012

Mark J. Larsen (47)	President and COO	2006	2010

Robert Scott Lorimer (59)	CFO and Treasurer	2008	2011

Allen S. Winters (70)		2007	2012

Michael H. Feinstein (74)		2004	2011

H. Russell Fraser (69)		1996	2011

Michael T. Anderson (58)		2003	2010

Executive officers are elected by the Board of Directors at the annual directors' meeting, which follows each Annual Shareholders' Meeting, to serve until the officer's successor has been duly elected and qualified, or until death, retirement, resignation or removal.

Family Relationships.

Keith G. Larsen, a director, Chief Executive Officer and Chairman of the Board, and Mark J. Larsen, a director, President and Chief Operating Officer, are brothers.

Business Experience and Other Directorships of Directors and Officers.

Keith G. Larsen (51) Management Director.  Mr. Keith Larsen was employed by U.S. Energy Corp. and its affiliates in various non executive positions from May of 1982 to November 25, 1997 at which time he became a director,   President and Chief Operating Officer.  On August 23, 2005 he became Chairman of the Board and Chief Executive Officer.  Keith Larsen’s experience and skills in negotiating complex transactions for acquiring and developing, and selling mineral properties have led the Board of Directors to conclude that he should serve as a director.

Mark J. Larsen (47) Management Director.  Mr. Mark Larsen was employed by U.S. Energy Corp and its affiliates in various non executive positions from June 1984 to August 23, 2005 at which time he became President and Chief Operating Officer of the Company.  Mr. Larsen became a director of the Company in October 2006.  Mr. Larsen graduated from the University of Wyoming with a B.S. Degree in Business Management.  The Board of Directors has concluded that Mark Larsen’s skill in seeking opportunities for the Company to acquire or sell significant properties, and in executing acquisitions and sales, as well as strategies to develop value from acquisitions, qualify him for service as a director.

Robert Scott Lorimer (59) Management Director.  Mr. Lorimer has been employed as the Chief Accounting Officer of U.S. Energy and its subsidiaries since 1980, and has served as the Chief Financial Officer and Vice President of Finance and Treasurer since 1989.  Mr. Lorimer became a director of U.S. Energy in 2008.  Mr. Lorimer has over 34 years experience in the minerals industry.  Prior to 1980, Mr. Lorimer served as Controller for the Gas Hills uranium operations for the Tennessee Valley Authority.  Mr. Lorimer received a B.S. in Finance, Accounting, Economics and German from Brigham Young University and worked toward a Masters in Accountancy at the University of Nebraska.  Mr. Lorimer is a director of, and serves on the Advisory Board of First Interstate Bank.

The Board of Directors has concluded that Mr. Lorimer’s extensive experience at the management level in public company accounting, and his professional training in accountancy, qualify him for service as a director.

Steven R. Youngbauer (60) General Counsel.  Mr. Youngbauer was appointed General Counsel and Secretary in January 2007, and served as Assistant Secretary and Associate General Counsel to U.S. Energy from February 2004.  Mr. Youngbauer has over 25 years experience in the legal profession and 30 years in the mining industry.  Mr. Youngbauer has served in various capacities including President, Vice President and General Counsel to oil and gas production companies and Amax Coal West, Inc.  Mr. Youngbauer received a Juris Doctorate Degree from the University of Wyoming Law School and has served as a Wyoming State Senator, Chairman of the Wyoming Environmental Quality Council and on the Board of Directors of the Wyoming Mining Association.

Allen S. Winters (70) Independent Director.  Mr. Winters became a director on January 23, 2007.  Mr. Winters has over 40 years of experience in mining industry including Vice President and General Manager with Homestake Mining Company.  Mr. Winters has a B.S. in Mining Engineering and a M.S. in Geological Engineering.  The Board of Directors has concluded that Mr. Winters’ management experience at mineral companies qualifies him for service as a director and as a member of the Audit, Compensation and Nominating Committees.

Michael H. Feinstein (74) Independent Director.  Mr. Feinstein has been director since September 2004.  Mr. Feinstein is a graduate of Wharton School, University of Pennsylvania.  He became a certified public accountant in the state of Colorado in 1960.  Until February 2009 Mr. Feinstein was a financial and business consultant and the Director of Taxation for an accounting firm in Scottsdale, Arizona which provides accounting and tax services to small businesses.  He has over 40 years of accounting, auditing, and business experience including as a partner for Deloitte & Touche and its predecessors.  Mr. Feinstein has served as a director, Chief Financial Officer and Chief Executive Officer for several public and private companies, including Mizel Development.

The Board of Directors believes that Mr. Feinstein’s experience as a director, and executive officer, for public and private companies, and his professional training in accountancy, qualify him for service as a director and as a member of the Audit, Compensation and Nominating Committees.

H. Russell Fraser (69) Independent Director.  Mr. Fraser has been a director since 1996.  He is past president and director of American Capital, Inc., the first "A" rated financial guarantee company in New York, New York.  Mr. Fraser was chairman of the Board and chief executive officer of Fitch Investors Services, L.P.  Fitch Investors Services, L.P., New York, New York, is a nationwide stock and bond rating and information distribution company.  From 1980-1989, Mr. Fraser served as president and chief executive officer of AMBAC, the oldest municipal bond issuer in the United States.  Before joining AMBAC, Mr. Fraser was senior vice president and director of fixed-income research at PaineWebber, Inc.  Mr. Fraser holds a B.S. in finance and economics from the University of Arizona.

In August 2004, Mr. Fraser and his wife, and two family companies, filed petitions for reorganization under Chapter 11 of the Bankruptcy Code, due to the impact of health problems in 2004.

The Board of Directors believes that Mr. Fraser’s experience as a director, and executive officer, of private companies in the finance sector, qualify him for service as a director and as a member of the Audit, Compensation and Nominating Committees.

Stephen V. Conrad (63) Nominee for Independent Director.  Mr. Conrad is a Certified Public Accountant with more than 35 years of experience providing tax services to numerous public and privately-held natural resource companies. He began his career with Deloitte & Touche (formerly Haskins & Sells) in 1970 and obtained his CPA certificate later that year. Mr. Conrad became a partner in 1980 and was the national oil and gas industry director from 1982 until 1984.  His duties included providing due diligence and tax structuring advice related to oil and gas mergers and acquisitions.  Mr. Conrad joined Arthur Andersen in 1984 and became the Tax Partner-in-Charge of Andersen’s Denver Office from 1987 until 1999. Mr. Conrad was an active participant in Andersen’s firm-wide tax specialty team on oil and gas taxation and co-author of the firm’s Oil and Gas Federal Income Tax Manual.

Following the demise of Arthur Andersen, Mr. Conrad was a partner with Deloitte & Touche from 2002 to 2005, and from 2006 until 2008, he was a partner with the firm Conrad & Henderson LLP.

He has written several articles on natural resource taxation and has been an adjunct professor at the University of Denver teaching a course on Natural Resource Taxation, and also has been a frequent speaker at the American Petroleum Institute’s annual tax forum.  Mr. Conrad has served as expert witness in several income tax related court proceedings and has significant experience in IRS dispute resolution proceedings, and he has testified before the Treasury Department on numerous proposed oil and gas regulations.

Mr. Conrad is a CPA and a member of the American Institute of Certified Public Accountants.  He is also a past member of the Colorado Society of Certified Public Accountants, the Petroleum Accountants Society, the Denver Estate Planning Council, the Independent Petroleum Association of America, IPAMS, the Colorado Mining Association, and the AICPA National Resource Tax Committee.  Mr. Conrad received his B.S., Accounting from Montana State University.

During the past five years, Mr. Conrad has been a co-General Partner for three oil and gas drilling funds with capital expenditures in excess of $50 million.  As a General Partner, Mr. Conrad is responsible for raising equity capital and all management decisions of the funds.  These Funds generally participate in exploration and production programs with reputable oil and gas companies as a non-operating industry partner.

The Board of Directors believes that Mr. Conrad’s training in accountancy, and his experience in the minerals sector both professionally and as a businessman, qualify him for service as a director.  Mr. Conrad’s nomination was approved by all the incumbent directors.

Filing of Reports Under Section 16(a)

We have reviewed reports on Forms 3, 4 and 5 of ownership of common stock in the Company which have been filed with the SEC in 2009 under section 16(a) of the Exchange Act, and written representations from the filing persons.  There were no late filings during the year ended December 31, 2009.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee believes that the interests of the executives should be aligned with shareholder interests, that executive compensation should be structured to incentivize and reward contributions made to the Company through the achievement of performance goals, and otherwise, and that compensation packages be provided to attract and retain experienced executives.

Short term alignment is based upon a salary under employment contracts, and a bonus is available (not more than 100% of salary) through the Performance Compensation Plan; these components are intended to compensate for activity during the year that is reasonably expected to benefit the Company in the future.  An additional bonus for extraordinary performance may be awarded, but there is no limit on the amount of this bonus.

Long term alignment is tied to stock options and stock awards, two broad-based plans for all employees (an ESOP and a 401(k) plan), and an agreement to pay cash and benefits if there is a change in control of the Company.  Other than company-wide health insurance premiums paid by us, there are no material perquisites afforded to the executives.  We do not require the executives to own equity in the Company.

In the first quarter 2010, the Compensation Committee determined that the compensation package generally is consistent with compensation arrangements at similarly-sized corporations in the oil and gas and minerals business, and that our package (including the Performance Compensation Plan) is attaining the Committee’s objectives.  The Committee does not engage in “benchmarking” of any element of compensation paid to the executives in comparison to compensation paid by other companies.  The full Board has concurred with the Committee’s determination.

Payment of each of these components (except the award of options and stock, which is determined only by the Compensation Committee) is made on authorization of the Board of Directors, following the recommendations of the Compensation Committee each year.  Each component is considered independent of the others; the cumulative value of all the components is not taken into account.  Base salary is paid regardless of company-wide performance or payment of cash bonuses, and awards of options and stock are not related to salaries or cash bonuses.  We do not have any policies regarding the adjustment or claw back of payments or awards, if after payment or award the Company-level performance measures are restated or otherwise adjusted in a manner that would have reduced the size of the payment or award.  In addition, with respect to annual stock awards under the 2001 Stock Compensation Plan, there is no management exposure to downside equity performance, and such exposure for options is limited to their being out of the money.

The Committee does not consider the impact upon the Company of accounting or tax treatments of any form of compensation paid to the executives.  Other than actuarial consultants who help assess ESOP valuation, professional management of the 401(k) plan and the accrual of the executive retirement benefit, the Committee does not use outside consultants.  The actuarial consultants are not involved in bonus recommendations or otherwise in connection with executive compensation issues.

The Committee is provided information on Company and individual and department performance by the executives.  Each year, the Committee undertakes an analysis of the total compensation package, to determine if any one component should be recommended to the full Board for change.  With regard to the executives, who have employment contracts with the Company, the criteria or metrics to be attained (and the weight assigned to each) may be changed by the full Board, but the Performance Compensation Plan itself cannot be changed for any executive without his concurrence.  Management does not participate in the Committee’s deliberations.  Additionally, any changes to compensation for non-executive employees related to the executives must be approved by the Compensation Committee.

The summary below shows the compensation components now in effect.

•	Base Salary

The Compensation Committee believes that base salary is critical in attracting and keeping outstanding employees at all levels.  Base salaries are determined by the Committee (subject to full Board approval) for executive positions and are based on the scope of responsibilities, seniority, our ability to replace the individual, and other factors.  Base salaries now are paid under contracts entered into in 2009 – see “Employment Agreements” below.

•	Cash Bonuses

Payment of annual cash bonuses (not more than 100% of base salary) is determined by the Compensation Committee with input from executives, in accordance with the Performance Compensation Plan. In addition, we traditionally have paid a cash holiday bonus to all employees, including executives, based on a percentage of base pay, ranging from 3-10%.  The holiday bonus is paid at the discretion of management, depending on available cash and the budget for the next year.

Performance Compensation Plan

Adopted in April 2009, the PCP is weighted to compensate all employees (including executives) for improvement of shareholder value.  Consideration of bonus payments in a year is triggered if the Company had positive adjusted cash flow from operations in the prior year; once triggered, the Compensation Committee determines whether performance elements (which are assigned a percentage out of the maximum percentage of base salary attainable) were achieved in the prior year.  For executives, the maximum percentage is 100%; other employees’ maximums range from 33% to 50%.  The table below shows the elements applicable to executives.  As a result of positive adjusted cash flow from operations and the accomplishment of portions of the PCP, an accrual was made for all employees at December 31, 2009 and the bonus was paid in March 2010.  The Company executives were paid as follows: Keith G. Larsen $205,900; Mark J. Larsen $199,500; Robert Scott Lorimer $194,800; and Steven R. Youngbauer $140,600, based on the performance objectives as detailed in the following table:

	% of Annual Base Pay
	Eligible	Earned
Performance Element	Amount	Amount

Stock Price (1)	20%	20%
Return on Equity (2)	10%	0%
Earnings per Share (3)	10%	0%
Positive Adjusted Cash Flow
from Operations (4)	20%	20%
Company Budget (5)	10%	10%
Company Goals (6)	20%	20%
Personal Goals (7)	10%	10%
	100%	80%

(1) The stock price element is based upon a 200 day moving average, which was $2.58 at December 31, 2008 and $3.39 at December 31, 2009.

(2) The return on equity element requires a positive addition to retained earnings and/or a reduction of the prior year loss.  For 2008, the loss per share was $(0.06) compared to a loss per share of $(0.38) for 2009.  This financial measurement under the PCP was not met.

(3) Earnings per share is the same analysis as that put forward under item 2 above.  The measurement was not met during the year ended year ended December 31, 2009.

(4) Positive adjusted cash flow from operations in 2009 was $2.5 million, including the accrued bonus, compared to a negative adjusted cash flow from operations of $6,536,000 for the year ended December 31, 2008.  In determining adjusted cash flow from operations, the cost to operate the Mt. Emmons water treatment plant, as well as interest income and income taxes paid, are added back for purposes of the PCP.

(5) This element requires expenditures for the year to stay within the Board-approved budget.

(6) The goals for 2009 were finishing the year with daily production of 700 BOE/D or more; preservation of a strong cash position; development of an effective investor relations department; deployment of cash into investments with higher returns than U.S. Treasuries; extracting value from the Remington Village multi-family housing complex, realizing net income from rentals by paying off the mortgage, and using the asset to enlarge the bank credit line from $5 million to $10 million; continuing work with Thompson Creek Metals (USA) on advancing the Mt. Emmons molybdenum project, and management’s working closely with Standard Steam Trust LLC to enhance Standard Steam’s assets and development of a plan to monetize those assets.  This goal was accomplished by consulting with and aiding management of Standard Steam in its many efforts which have added value.

(7) Personal goals are set by each executive, then reviewed for accomplishment by the other executives.

In addition to the PCP bonuses, each of Keith G. Larsen, Mark J. Larsen and Robert Scott Lorimer were paid a $50,000 Outstanding Performance Compensation Award, for their efforts in connection with the successful public stock offering in fourth quarter 2009.  Payment of this award in any year is at the full discretion of the Board of Directors, and is not limited in amount to any one executive or the executives as a group.

Corporate Goals for 2010

The Company’s goals for 2010 under the PCP are to continue aggressive development of the North Dakota Bakken oil play with Brigham Exploration Company; continue Gulf Coast exploration projects with PetroQuest Energy, Inc., Yuma Exploration and Production Company, Inc., and Houston Energy L.P.; acquire additional prospect acreage, an oil and gas production company, and/or producing wells; increase annual revenues to $40 million or more and increase oil and gas production to 2,000 BOE/D; increase commercial banking borrowing facilities up to $20 million or more through reserve and asset based lending; obtain permanent financing for the multi-family energy related housing complex in Gillette, Wyoming; and continue working with Thompson Creek Metals on the Mt. Emmons molybdenum project.

Stock Options

The 2001 Incentive Stock Option Plan (“ISOP”) provides that the number of shares available for issuance be equal to 25% of the total shares issued and outstanding at June 22, 2007.  The options are intended to qualify under section 422 of the Internal Revenue Code. Options are issued at exercise prices equal to market price on grant dates (or for holders of 10% or more of the outstanding stock at the time, 110% of market), and may vest (become exercisable) at various times as determined by the Compensation Committee and approved by the Board of Directors.  Prior to 2007 most options vested immediately.  Options issued after 2007 vest over various periods of time from three to five years.  Options cannot be exercised in the first year after their grant.  All options are exercisable for cash, or by delivery of shares of common stock (valued at market), or a combination of cash and stock.

Management makes recommendations to the Compensation Committee as to the number of options to be awarded to all employees (including executives) based on performance on projects, and asset or company acquisitions and dispositions, taking into account employee tenure, time devoted to the project, and the amounts involved in the transactions.  After deliberation, the Compensation Committee awards options with or without modifications to management’s recommendations. The Committee does not use a formula in determining how many options (if any) should be awarded on a company-wide basis or to any employee (including executives), or the number of options which should be held at any one time by any employee.  Options may or may not be awarded in any one year.  No options were issued during the year ended December 31, 2009.

•	Stock Awards

The 2001 Stock Compensation Plan (the "SCP") will expire at the annual meeting held in 2018 unless  extended by the shareholders.  Each executive officer, currently four individuals, receives 5,000 shares of U.S. Energy common stock per quarter.  We pay the taxes which the recipient  owes on account of the issuance.  The shares are issued as fully vested, but the shares cannot be sold, pledged or otherwise transferred until retirement, total disability or death.  Awards are not tied to any metric of Company or executive performance.

•	Executive Officer Retirement Benefits

A specific retirement plan for executives was approved by the Board of Directors on October 20, 2005.  Eligibility for benefits under the plan include reaching age 60 and having served for a minimum of 15 years as a designated executive, and being employed by the Company on December 31, 2010.

Benefits include five years of payments equal to 50% of the greater of the average of the individual’s last five years of base pay or the last annual base pay.  As a condition to payments, an executive, if requested by the Board, will provide up to 1,040 post retirement consulting hours to assist with transition to other executives.  If a retired executive is asked to provide more than 1,040 hours, he will be compensated at commensurate hourly rates.  In the case of death, benefits will be paid to the executive’s estate.  Beginning in 2007 the required funding for current officers was funded through a Rabbi Trust administered by a third party trustee.

•	Executive Severance and Non-compete Agreements

We have individual severance and non-compete agreements for the executive officers (Keith G. Larsen, Chairman and CEO, Mark J. Larsen, President and COO, Robert Scott Lorimer, CFO, Treasurer and V. P. Finance, and Steven R. Youngbauer, Secretary and General Counsel) to ensure they stay focused on current operations as well as maintain protection against competition in the event of a change in control of the Company.  Each agreement provides that if the executive’s employment is terminated within three years of a change in control, or employment is terminated for other than retirement, death or cause, the Company will be required to pay (i) an amount equal to three times the average annual compensation over the prior five years ending before the change in control, (ii) legal fees and expenses incurred by such persons as a result of termination; (iii) the difference between market value (as of the termination date) of shares issuable on exercise of options, and the options' exercise price; (iv) continued insurance coverage (life, health, medical, and disability); (v)  unpaid bonuses (including a pro rata amount for months of service in the termination year); (vi) two years of non-compete compensation up to $200,000 per year; and (vii) premiums on a $1 million term life policy (and total premiums paid will be reimbursed from death benefits paid).

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above.  Based on such review and discussion, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Michael H. Feinstein, Chairman
Allen S. Winters
H. Russell Fraser
Michael T. Anderson

Summary Compensation Table

Name and Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Compensation	Change in Pension Value & Non-Qualified Deferred Compensation Earnings	All Other Compensation (4)	Total
Keith G. Larsen, Chairman and Chief Executive Officer	2009	$240,500	$49,100	$76,100	$--	$--	$--	$31,100	$396,800
	2008	$240,500	$24,100	$107,800	$105,500	$--	$--	$28,000	$505,900
	2007	$223,400	$731,400	$115,300	$492,000	$--	$--	$552,900	$2,115,000

Mark J. Larsen, President and COO	2009	$231,800	$93,200	$76,100	$--	$--	$--	$31,000	$432,100
	2008	$229,800	$22,800	$108,300	$105,500	$--	$--	$27,900	$494,300
	2007	$205,300	$730,400	$115,300	$656,000	$--	$--	$165,400	$1,872,400

Robert Scott Lorimer, Chief Financial Officer and Treasurer	2009	$227,500	$445,000	$74,600	$--	$--	$--	$31,500	$778,600
	2008	$227,500	$417,300	$107,000	$105,500	$--	$--	$28,400	$885,700
	2007	$211,400	$730,700	$115,300	$492,000	$--	$--	$1,176,400	$2,725,800

Steven R. Youngbauer, General Counsel	2009	$169,000	$41,900	$76,100	$--	$--	$--	$31,500	$318,500
	2008	$169,000	$16,900	$109,400	$105,500	$--	$--	$28,400	$429,200
	2007	$156,200	$418,900	$--	$328,000	$--	$--	$29,300	$932,400

Total	2009	$868,800	$629,200	$302,900	$--	$--	$--	$125,100	$1,926,000
	2008	$866,800	$481,100	$432,500	$422,000	$--	$--	$112,700	$2,315,100
	2007	$796,300	$2,611,400	$345,900	$1,968,000	$--	$--	$1,924,000	$7,645,600

(1)
The Compensation Committee of the Board of Directors granted a cash bonus of $25,000 each to the Company’s CEO, CFO and General Counsel and a cash bonus of $70,000 to the Company’s President during 2009.  During 2009 all officers and employees of the Company were paid a 10% of base compensation holiday bonus.  In addition the Company paid the second half of the bonus discussed above under cash bonuses to its CFO.  During 2008 the only bonuses paid to employees and officers of the company were annual holiday bonuses in the amount of 10% of annual base pay.  The Company also paid the first half of the bonus discussed above to its CFO.  During 2007 all employees of U.S. Energy were paid a transaction performance bonus as well as a 10% holiday bonus.  The transaction performance bonuses were paid subsequent to the acceptance of the recommendation of the Compensation Committee by the Board of Directors.  The transaction performance bonus paid in 2007, was in consideration of the extraordinary effort of the employees of U.S. Energy in selling our uranium assets to Uranium One.

(2)
Each eligible officer received 20,000 shares, 20,000 shares and 15,000 shares of U.S. Energy’s common stock under the 2001 Stock Award Plan during the years ended December 31, 2009, 2008 and 2007, respectively.  Each grant of shares was made at the beginning of each quarter and valued at market. U.S. Energy paid all applicable taxes on these shares as the executives have agreed not to sell, transfer or pledge these shares until the first of either of their retirement, total disability or death. The amounts do not represent cash paid by U.S. Energy to these persons.

(3)
The Company grants options to its employees and officers from time to time.  Grants are not scheduled or part of any compensation plan.  The above table reflects the value of each grant at the date of grant.  Values have been computed using the Black Scholes valuation model.

(4)
Components of Other Compensation consist of the exercise of non-qualified stock options, the release of forfeitable shares, life insurance, and ESOP and 401(k) contributions.  These areas of compensation are detailed in the following table:

		Exercise of		Release of
		Non-Qualified		Forfeitable	Life	ESOP	401 (K)
		Stock Options		Shares	Insurance	Contribution	Contribution	Total
		(a)		(b)		(c)	(d)
Keith G. Larsen	2009	$--		$--	$400	$26,700	$4,000	$31,100
	2008	$--		$--	$400	$23,600	$4,000	$28,000
	2007	$440,000	(i)	$83,900	$300	$24,700	$4,000	$552,900

Mark J. Larsen	2009	$--		$--	$300	$26,700	$4,000	$31,000
	2008	$--		$--	$300	$23,600	$4,000	$27,900
	2007	$136,400	(i)	$--	$300	$24,700	$4,000	$165,400

Robert Scott Lorimer	2009	$--		$--	$800	$26,700	$4,000	$31,500
	2008	$--		$--	$800	$23,600	$4,000	$28,400
	2007	$368,100	(i)	$778,800	$800	$24,700	$4,000	$1,176,400

Steven R. Youngbauer	2009	$--		$--	$800	$26,700	$4,000	$31,500
	2008	$--		$--	$800	$23,600	$4,000	$28,400
	2007	$--		$--	$600	$24,700	$4,000	$29,300

Total	2009	$--		$--	$2,300	$106,800	$16,000	$125,100
	2008	$--		$--	$2,300	$94,400	$16,000	$112,700
	2007	$944,500		$862,700	$2,000	$98,800	$16,000	$1,924,000

(a)(i)    During 2007 officers surrendered 83,071 shares of common stock they owned for the exercise of 213,860 options pursuant to the ISOP.  The officers recognized compensation from the spread between the exercise price and the share price on the date of exercise.  Additionally, on June 22, 2007, the shareholders of U.S. Energy authorized the payment of taxes on specific non-qualified options which were going to expire.  The officers agreed not to sell, pledge or transfer the shares received from the exercise of the options on which the taxes were paid.  At the time of the merger with Crested, the Crested shareholders approved the cashless exercise of options by officers and employees prior to the merger.  The Crested shareholders also approved the payment of taxes for officers on the exercise of these options of Crested as a result of the officers agreeing to not sell, pledge or transfer the resultant shares of U.S. Energy they received from the cashless exercised options of Crested.  All of the officers in the above table received 26,293 shares of U.S. Energy common stock as a result of the cashless exercise of the Crested options with the exception of Mr. Youngbauer who received 6,574 shares.  The amounts of compensation in the above table do not represent cash paid by U.S. Energy to these officers

(b)      On May 2, 2007 the Board of Directors amended the Forfeitable Stock Compensation Plan, subject to shareholder approval, to release the forfeitable shares and pay the taxes due as a result of the release of the forfeitable shares.  The shares had been issued to individuals in the early 1990’s and were forfeitable until retirement, total disability or death.  On June 22, 2007 the shareholders of U.S. Energy approved the release of the180,060 forfeitable shares and the payment of taxes upon the release of the forfeitable shares. Mr. Keith Larsen received 8,820 shares and Mr. Lorimer received 75,120 shares as a result of the release of the forfeitable shares.  No other current officers were participants in the Forfeitable Stock Compensation Plan.  Mr. Lorimer also received an additional 7,500 shares of U.S. Energy common stock as a result of the release of forfeitable shares of Crested under the same terms and approved by the Crested shareholders, on November 26, 2007, at the time of the merger with U.S. Energy.  The Forfeitable Stock Compensation Plan is no longer in effect.

(c)      Each executive officer participates in the ESOP which was established to annually make contributions to employee retirement.  During 2009, 2008 and 2007 all officers received a $26,700, $23,600 and $24,700, respectively, contribution to their ESOP account as a result of the Compensation Committee recommending and the full Board approving funding of the 10% of contribution required amount for 2009, 2008 and 2007 with common stock of the Company.  The computation of the 10% contribution of wages paid is limited by ceiling wage amounts as outlined in the Internal Revenue Code.  In addition to the 10% funding the officers received certain unallocated shares from terminated employees pursuant to the terms of the ESOP.  The value of these forfeited shares are included in the officer compensation.

(d)      All executives also participate in the 401(k) plan and all received a $4,000 contribution during 2008, 2007 and 2006 as matching funds under the plan for their contributions to the plan.

Grants of Plan-Based Awards

On the recommendation of the Compensation Committee, in 2008 and 2007 the Board of Directors approved stock awards under the U.S. Energy Corp. 2001 Stock Compensation Plan and stock options under the 2001 ISOP to each of the named executive officers in 2009, 2008 and 2007.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Extimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards		All Other Option Awards	Exercise or Base Price of Option Awards
Name and Position	Grant Date	Threshold	Target	Max	Threshold	Target	Max.
		($)	($)	($)	(#)	(#)	(#)	(#)		(#)	($/SH)
Keith G. Larsen, Chairman and Chief Executive Officer
2009		$ --	$ --	$ --	--	--	--	20,000	(1)	--
2008		$ --	$ --	$ --	--	--	--	20,000	(1)	75,000	$2.52
2007		$ --	$ --	$ --	--	--	--	15,000	(1)	150,000	$4.97

Mark J. Larsen, President and COO
2009		$ --	$ --	$ --	--	--	--	20,000	(1)	--
2008		$ --	$ --	$ --	--	--	--	20,000	(1)	75,000	$2.52
2007		$ --	$ --	$ --	--	--	--	15,000	(1)	200,000	$4.97

Robert Scott Lorimer, Chief Financial Officer and Treasurer
2009		$ --	$ --	$ --	--	--	--	20,000	(1)	--
2008		$ --	$ --	$ --	--	--	--	20,000	(1)	75,000	$2.52
2007		$ --	$ --	$ --	--	--	--	15,000	(1)	150,000	$4.97

Steven R. Youngbauer, General Counsel
2009		$ --	$ --	$ --	--	--	--	20,000	(1)	--
2008		$ --	$ --	$ --	--	--	--	20,000	(1)	75,000	$2.52
2007		$ --	$ --	$ --	--	--	--	--		100,000	$4.97

Total
2009		$ --	$ --	$ --	--	--	--	80,000		--
2008		$ --	$ --	$ --	--	--	--	80,000		300,000
2007		$ --	$ --	$ --	--	--	--	45,000		600,000

(1)	Shares granted under the 2001 Stock Compensation Plan.

Outstanding Equity Awards at December 31, 2009

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options		Number of Securities Underlying Unexercised Options	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of shares of stock that have not vested	Market Value of shares of stock that have not vested	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not vested	Equity Incentive Plan Awards: Market or payout value of unearned shares, units or other rights that have not vested
	(#)		(#)	(#)	($/SH)		(#)	($)	(#)	($)
Name and Position	Exercisable		Unexercisable

Keith G. Larsen	267,734		--	--	$2.40	01/09/11	N/A	N/A	N/A	N/A
Chairman/CEO	100,000		--	--	$3.90	12/06/11	N/A	N/A	N/A	N/A
	52,556		--	--	$2.25	12/07/11	N/A	N/A	N/A	N/A
	59,350		--	--	$2.46	06/30/14	N/A	N/A	N/A	N/A
	25,000		50,000	--	$2.52	09/21/18	N/A	N/A	N/A	N/A
	100,000		--	--	$3.86	10/13/15	N/A	N/A	N/A	N/A
	90,000	(1)	60,000	--	$4.97	07/26/17	N/A	N/A	N/A	N/A

Mark J. Larsen	41,248		--	--	$2.40	01/09/11	N/A	N/A	N/A	N/A
President/COO	100,000		--	--	$3.90	12/06/11	N/A	N/A	N/A	N/A
	52,556		--	--	$2.25	12/07/11	N/A	N/A	N/A	N/A
	98,519		--	--	$2.46	06/30/14	N/A	N/A	N/A	N/A
	25,000		50,000	--	$2.52	09/21/18	N/A	N/A	N/A	N/A
	100,000		--	--	$3.86	10/13/15	N/A	N/A	N/A	N/A
	120,000	(1)	80,000	--	$4.97	07/26/17

Robert Scott Lorimer	80,233		--	--	$2.40	01/09/11	N/A	N/A	N/A	N/A
CFO/Treasurer	100,000		--	--	$3.90	12/06/11	N/A	N/A	N/A	N/A
	52,556		--	--	$2.25	12/07/11	N/A	N/A	N/A	N/A
	59,350		--	--	$2.46	06/30/14	N/A	N/A	N/A	N/A
	25,000		50,000	--	$2.52	09/21/18	N/A	N/A	N/A	N/A
	100,000		--	--	$3.86	10/13/15	N/A	N/A	N/A	N/A
	90,000	(1)	60,000	--	$4.97	07/26/17	N/A	N/A	N/A	N/A

Steven R. Youngbauer	25,000		--	--	$2.46	06/30/14	N/A	N/A	N/A	N/A
General Counsel	25,000		50,000	--	$2.52	09/21/18	N/A	N/A	N/A	N/A
	50,000		--	--	$3.86	10/13/15	N/A	N/A	N/A	N/A
	60,000	(1)	40,000	--	$4.97	07/26/17	N/A	N/A	N/A	N/A

Total	1,899,102		440,000

(1) Vested as of January 27, 2010

Option Exercises and Stock Vested

		Option Awards		Stock Awards
		Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on V esting	Value Realized on Vesting
Name and Position		(#)	($)	(#)	($)

Keith G. Larsen	2009	--	$--	20,000	$76,100	(1)
Chairman/CEO	2008	--	$--	20,000	$107,800	(1)
	2007	77,718	$276,400	15,000	$115,300	(1)

Mark J. Larsen	2009	--	$--	20,000	$76,100	(1)
President/COO	2008	--	$--	20,000	$108,300	(1)
	2007	70,925	$238,400	15,000	$115,300	(1)

Robert Scott Lorimer	2009	--	$--	20,000	$74,600	(1)
CFO/Treasurer	2008	--	$--	20,000	$107,000	(1)
	2007	65,218	$230,700	15,000	$115,300	(1)

Steven R. Youngbauer	2009	--	$--	20,000	$76,100	(1)
General Counsel	2008	--	$--	20,000	$109,400	(1)
	2007	--	$--	--	$--

Total	2009	--	$--	80,000	$302,900
	2008	--	$--	80,000	$432,500
	2007	213,861	$745,500	45,000	$345,900

(1)
Value of shares issued under the 2001 Stock Compensation Plan on date of issue.  U.S. Energy pays all taxes due on these shares as the executive officer recipient has agreed not to sell, transfer or pledge these shares until his retirement, permanent disability or death.

Nonqualified Deferred Compensation

None of the executives participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by U.S. Energy Corp.  The Compensation Committee may elect to provide these benefits in the future but there are no current plans to do so.

Employment Agreements

We have Executive Employment Agreements with our four executive officers, Keith G. Larsen, Mark J. Larsen, Robert Scott Lorimer, and Steven R. Youngbauer.  The terms of the agreements were proposed by the executives and negotiated to final form with the independent directors comprising the Compensation Committee.  The terms of the Performance Compensation Plan (relating to bonuses) were not negotiated but were proposed by the Compensation Committee then approved by the full Board of Directors with the inside directors obtaining.  The Employment Agreements are not meant to supersede the Executive Severance and Non-Compete Agreements upon a change of control.

The agreements provide for three years of employment, renewable automatically, unless the Company or executive provide written notification 90 days before the expiration date of their intention not to renew the contract, for one additional three year term if the executive is still employed on the third anniversary of his agreement. Except for the initial base salary amounts, and Mr. Youngbauer not being currently eligible under the Executive Officer Retirement Benefits Plan, the provisions of each agreement are identical.

•
Base annual salary for 2009 paid to Keith G. Larsen was $240,500; $231,800 to Mark J. Larsen; $227,500 to Robert Scott Lorimer; and $169,000 to Steven R. Youngbauer.  Base compensation for 2010 will be increased 7% for a cost of living increase for all executives except Mr. Youngbauer who will receive a 4% cost of living increase.  Annual base compensation in subsequent years may be changed upon recommendation of the Compensation Committee and approval by the full Board (and concurrence by each affected executive).

•
Each executive will continue to be eligible to participate in the 1989 Employee Stock Ownership Plan; the 2001 Incentive Stock Option Plan; the 2001 Stock Compensation Plan; and any additional compensation plans adopted by the Board of Directors for the benefit of all employees.  The benefits of the existing executive severance and non-compete agreements with each executive (providing for payments in the event of termination in the three years following a change in control – see “Executive Severance and Non-compete Agreements” above and “Potential Payments Upon Change in Control” below) are not affected by the Executive Employment Agreements.

•
If the executive’s employment is terminated by the Company without cause, or by the executive for good reason, the Company will pay him a lump sum equal to (i) 300% of the annual base compensation then in effect (200% in the case of Mr. Youngbauer, due to his lesser period of service with the Company), plus (ii) equity in all vested options based on market price of the Company’s common stock at termination date.  If employment is terminated following a change in control of the Company, payments will be made to the Executive as required under the Executive Severance and Non-Compete Agreements. (see Executive Severance and Non-Compete Agreements above)

•
Once the Executive reaches the age of 60 and is still employed by the Company, the Company will continue paying for health insurance coverage for the Executive and his spouse until the Executive is eligible for Medicare coverage.  The funding of such premiums will be taken from a Rabbi Trust account which is funded annually for this benefit.

•
So long as the employment agreement is in effect, each executive is eligible to receive (following the filing of the Annual Report on Form 10-K) an annual cash performance award of not more than 100% of base compensation, based upon the Performance Compensation Plan then in effect.    While the percentage of 100% available to each employee is stated for each component in the Plan, none of the components are quantified, and each will be determined at year end by the Compensation Committee.  The extent to which the executives are paid the performance award (up to the 100% ceiling) may vary from one individual to another.  All other Company employees are entitled to earn a performance award in amounts ranging from 33% to 50% of their annual base compensation, depending on their ranking by base compensation.  The percentage weight assigned to each of the factors considered in computing the annual award may be modified each year by the full Board after recommendations have been made by the Compensation Committee.  See “Compensation Discussion and Analysis” for information about the PCP currently in effect.

Only if the Company has had adjusted positive cash flow from operations for the prior year will payment of the performance awards be considered.  However, the Board of Directors may pay cash awards for outstanding performance by employees (including executives) who make a significant contribution to the Company, which contribution is not within the performance matrix of the Plan.  These awards for outstanding performance will be determined by the Board without regard to positive cash flows.  Bonus amounts are accrued during the year in which they are earned but are not paid until the subsequent year but no later than April 15th of the subsequent year.

Potential Payments upon Change in Control.

U.S. Energy Corp. has Executive Severance and Non-Compete Agreements with Keith G. Larsen, Mark J. Larsen, Robert Scott Lorimer and Steven R. Youngbauer which combine severance and non-compete provisions.

Each agreement provides that if the executive’s employment is terminated within three years of a change in control of the Company, the Company will be required to pay (i) an amount equal to three times the average annual compensation over the prior five years ending before the change in control, (ii) legal fees and expenses incurred by such persons as a result of termination; (iii) the difference between market value (as of the termination date) of shares issuable on exercise of options, and the options' exercise price; (iv) continued insurance coverage (life, health, medical, and disability; (v) any unpaid bonuses (including a pro rata (based on months of service in the year of termination) portion of bonuses paid in the calendar year after termination, if he served for at least six months in the termination year); (vi) two years of non-compete compensation ($200,000 per year) and (vii) a $1 million term life policy with the premiums to be paid by the Company and total premiums paid will be reimbursed from any death benefits paid.

A change of control is defined to mean:

•
the acquisition by any person or entity of the beneficial ownership of securities representing 25% or more of the combined voting power of the then outstanding voting securities, whether or not that ownership is coupled with or followed by election of new directors who make up a majority of the Board;

•	during any two consecutive years, the directors at the beginning of the period cease to be a majority of the Board; or
•
as a result of a tender offer, merger, contested election or similar transactions, the directors before the transaction no longer make up a majority of the Board (unless the change in the Board was approved by majority vote of the directors before the transaction).

If there is a change in control, the executive’s employment will be deemed terminated thereafter if he is assigned duties inconsistent with prior responsibilities; he is not re-elected to the same positions; his base salary is reduced; or any benefit or compensation elements are changed adversely to him.

In addition, during the two years after termination of employment, the executive will not directly or indirectly be involved in the minerals business in most of the Western United States.

This table shows our potential payment obligations under the severance and non-compete agreements, as if termination took place on December 31, 2009.  Actual payments could be more or less.  For the option buyout component, the closing market price of U.S. Energy’s stock on December 31, 2009 is used.  No estimate is made of legal fees that might be involved and no provision is made for bonuses.

Table of Potential Change in Control – Termination Payments
(as if termination had been December 31, 2009)

Amounts shown as 300% of average compensation are based on the average annual salary from the effective date through December 31, 2009.

Name and Position	300% of Average Compensation	Value of Option Exercise at 12-31-09 (1)	Value of Stock Awards at 12-31-09 (2)	Value of Health Insurance for Three Years	Total
Keith G. Larsen, Chief Executive Officer Effective Date 2-14-01	$647,700	$2,181,200	$547,400	$61,200	$3,437,500
Mark. J. Larsen, President Effective Date 2-14-01	$595,000	$1,623,400	$547,400	$61,200	$2,827,000
Robert Scott Lorimer, Chief Financial Officer & Treasurer Effective Date 4-18-92	$604,000	$1,492,300	$547,400	$61,200	$2,704,900
Steven Youngbauer, General Counsel Effective Date 5-1-07	$432,600	$542,000	$547,400	$61,200	$1,583,200
Total	$2,279,300	$5,838,900	$2,189,600	$244,800	$10,552,600

(1) Equals closing price on December 31, 2009 less the strike price of issued options times the number of exercisable options.

(2) Stock awards pursuant to the 2001 Stock Compensation Plan

Retirement Policy.

U.S. Energy Corp. adopted an executive retirement policy in 2005 and amended it in 2006 and 2007.  The executive retirement policy as well as the policy for all U.S. Energy employees sets a mandatory retirement age of 70, although the Board of Directors may request service thereafter.

The executive retirement policy provides retirement benefits for an eligible officer who has reached 60 years of age, has served a minimum of 15 years as an executive officer, and remains employed until December 31, 2010.  All conditions of eligibility must be met completely to qualify for cash payments under the plan.  The officers potentially eligible for this benefit, under the plan as amended, are the Keith G. Larsen, Mark J. Larsen and Robert Scott Lorimer; none are eligible to retire in 2010. Mr. Lorimer will become eligible for retirement under the executive retirement policy in January 2011; Keith Larsen will be eligible for retirement in October 2018; and Mark Larsen will become eligible for retirement in October 2022.

At retirement, an executive will receive, for five years, 50% of the greater of (i) annual base salary (using his final regular pay check to calculate the annual rate), or (ii) the average annual salary which he received over the last five years.  The benefit will be paid monthly (in accordance with normal bi-weekly payroll practices) for five years following retirement from employment.  The first six months of benefits may be paid in the seventh month for a ‘specified employee’ (as defined in section 409(a)(2)(B) of the Code) instead of bi-weekly for the first six months.  At death, the unpaid installments will be paid to his designee (or classes of preference beneficiaries, if there is no designee).  The benefits are not assignable.  No perquisites will be continued or provided.  Life and medical insurance coverage are not continued.  Upon retirement officers, including Mr. Youngbauer, are eligible for healthcare insurance for themselves and their spouse and dependent children until the employee reaches Medicare eligibility.  Mr. Youngbauer became eligible for the health insurance benefit only in February 2010.

The retired executive will be available to U.S. Energy for up to 1,040 hours per year during the benefit period for consulting or other service the Board deems is needed, for which he will not be paid anything.  Service in addition to the annual available hours would be compensated on an hourly basis at the rate in effect at retirement.  This retirement benefit may be extended beyond the benefit period at the discretion of the Board, at a rate which would be negotiated (but not less than the initial retirement rate).

During 2008, the Board of Directors of U.S. Energy ratified the recommendation of the Compensation Committee to fund the Executive Retirement Plan for the three eligible officers to be managed by an independent trustee pursuant to the requirements of the trust and executive retirement plan.  Annual amounts are set aside to fund the retirement plan and the healthcare insurance benefit and will be paid out per the plan by the trustee to eligible retired officers pursuant to the terms of the plan and employment contracts.  The following table sets forth the status of the Executive Retirement Plan:

Name and Position	Plan Year	Number of Years Credited Service	Present Value of Accumulated Salary Benefit (1)	Present Value of Accumulated Health Insurance Benefit (2)	Payments during Last Calendar Year

Keith G. Larsen	2009	12	$375,300	$59,500	$--
Chairman/CEO	2008	11	$335,000	$--	$--
	2007	10	$320,000	$--	$--

Mark J. Larsen	2009	4	$302,900	$49,600	$--
President/COO	2008	3	$270,500	$--	$--
	2007	2	$245,200	$--	$--

Robert Scott Lorimer	2009	18	$517,900	$86,800	$--
CFO/Treasurer	2008	17	$461,000	$--	$--
	2007	16	$439,300	$--	$--

Steven R. Youngbauer	2009		$--	$63,500	$--
General Counsel/Secretary	2008		$--	$--	$--
	2007		$--	$--	$--

Total	2009		$1,196,100	$195,900	$--
Total	2008		$1,066,500	$-	$--
Total	2007		$1,004,500	$-	$--

(1)
The Company utilizes a certified actuary to compute the present value of the retirement benefit under the Executive Retirement Plan based upon mortality tables, termination factors, interest rates and longevity of each officer.

(2)
The Company utilizes a certified actuary to compute the present value of the health insurance benefit under the Employment Contracts based on mortality tables, termination factors, interest rates and longevity of each officer.

Two former executive officers were eligible for benefits under the Plan: John L. Larsen and Daniel P. Svilar.  Mr. Larsen, former Chairman and CEO, qualified under the plan and passed away on September 4, 2006.  Mr. Larsen’s estate will receive benefits earned under the Executive Retirement Plan through September 4, 2011.  Daniel P. Svilar, former General Counsel and Secretary, retired on January 12, 2007.  Mr. Svilar will continue to receive benefits pursuant to the Executive Retirement Plan through January 12, 2012.  The benefits due to Mr. John L. Larsen and Mr. Daniel P. Svilar are not funded.

Non-Employee Director Compensation Table

Directors who are employees are not paid for service as directors.  Non-employee directors receive a combination of cash payments ($1,000 per month, $1,100 per month for the Chairman of the Audit and Compensation Committees, and $500 for attending Board meetings in person), and reimbursements for any travel expenses incurred in attending the meetings.  Amounts paid to these directors in 2009, 2008, and 2007 were as follows:

	Fee Earned or Paid in Cash (1)	Stock Awards	Options Awards (2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (3)	Total
	($)	($)	($)	($)	($)	($)	($)
Name

Michael J. Feinstein
2009	$15,700	$--	$--	N/A	N/A	$2,500	$18,200
2008	$16,000	$--	$42,200	N/A	N/A	$2,500	$60,700
2007	$13,000	$--	$--	N/A	N/A	$43,500	$56,500

Michael Anderson
2009	$15,700	$--	$--	N/A	N/A	$2,500	$18,200
2008	$16,500	$--	$42,200	N/A	N/A	$2,500	$61,200
2007	$13,500	$--	$--	N/A	N/A	$43,500	$57,000

Allen S. Winters
2009	$14,500	$--	$--	N/A	N/A	$2,500	$17,000
2008	$15,000	$--	$42,200	N/A	N/A	$2,500	$59,700
2007	$19,500	$--	$--	N/A	N/A	$43,500	$63,000

H. Russel Fraser
2009	$14,000	$--	$--	N/A	N/A	$2,500	$16,500
2008	$15,500	$--	$42,200	N/A	N/A	$2,500	$60,200
2007	$17,750	$--	$--	N/A	N/A	$43,500	$61,250

Total
2009	$59,900	$--	$--	N/A	N/A	$10,000	$69,900
2008	$63,000	$--	$168,800	N/A	N/A	$10,000	$241,800
2007	$63,750	$--	$--	N/A	N/A	$174,000	$237,750

(1)	Non-employee directors are paid $1,000 per month, $1,100 per month for the Chairman of the Audit and Compensation Committees, and $500 per meeting attended in person.

(2)
During 2008 each non-employee director was granted 30,000 stock options at the market price on date of grant, $2.52 per share.  The options vest over a three year period.  The options are valued using the Black Sholes valuation model.

(3)
During 2009 and 2008 the directors were paid a holiday bonus of $2,500 each.  During 2007  directors participated in a cash bonus for the sale of U.S. Energy’s uranium assets to Uranium One .  Each director received a cash bonus of $40,000 during 2007 .  Additionally, each director was paid a $3,500 cash holiday bonus during 2007.

Compensation Committee Interlocks and Insider Participation

None of the Compensation Committee members has been an officer or employee of U.S. Energy, and none of the members had any relationship with the Company which would be required to be disclosed under Item 404 of Regulation S-K.

Certain Relationships and Related Transactions

Family Employment.

Mr. Keith G. Larsen, Chairman and CEO, and Mr. Mark J. Larsen are brothers.  Mr. Richard Larsen, brother of Keith and Mark Larsen, is the chief pilot for the Company and Mr. Reggie Larsen, son of Richard Larsen, is the Manager of Investment Relations.  Tyler Larsen, son of Mark Larsen is a part time employee.  The following table sets forth the amounts paid to these family members:

	Salary	Bonus (1)	Stock Awards	Option Exercise/Vest	ESOP	401(k)	Other	Total
Richard Larsen	$144,700	$14,500	$--	$--	$17,300	$--	$300	$176,800
Reginald Larsen	$58,900	$5,900	$--	$--	$7,100	$1,800	$--	$73,700
Tyler Larsen	$4,700	$500	$--	$--	$--	$--	$--	$5,200
	$208,300	$20,900	$--	$--	$24,400	$1,800	$300	$255,700

(1) Annual holiday bonus paid to all employees.

During the year ended December 31, 2005, U.S. Energy adopted a nepotism policy which was amended in 2007.  The policy provides that family members of any employee, which include father, mother, sibling, son, daughter, niece, nephew or grandchildren, may not be hired, supervised or terminated by a direct family member.  Additionally, family members are not allowed to participate in any discussion relating to the setting of compensation rates for other family members.  The policy was amended to provide that a direct family member of any employee can only be hired after the Compensation Committee has reviewed the application of a direct family member, has satisfied itself that the position is (a) necessary, (b) has been adequately advertised, (c) other applicants have been interviewed by non family managers of the Company and (d) that the family member is the most qualified for the position.  Further, written approval from the chairman of the Compensation Committee must be received along with an approved rate of pay before any family members of any employees, officers or directors can be employed and paid by the Company.

Policy of the Audit Committee

From time to time, we have entered into transactions with certain “related persons,” a category that generally includes executive officers, directors, and beneficial owners of five percent or more of the common stock; and immediate family members of these persons and entities in which one of these persons has a direct or indirect material interest.  We refer to these transactions with these related persons as “related party transactions.”  The Audit Committee is responsible for the review and approval of each related party transaction exceeding $120,000, although, as a matter of policy, the Committee reviews and approves all such transactions regardless of the amount involved.

The Audit Committee considers all relevant factors when determining whether to approve a proposed related party transaction, including (without limitation):

•	the size of the transaction and the amount of consideration that might be paid to a related person;
•	the nature of the interest of the applicable related person; and
•	whether the transaction involves the provision of goods or services to us that are available from unaffiliated third parties.

Implementation of the Policy

In determining whether to approve a proposed related party transaction, the Committee must be reasonably satisfied that:

•	The transaction likely will benefit, significantly, all shareholders at large, even though it will provide a benefit to the related parties; and
•	Goods or services of comparable quality either cannot be obtained from third parties in time to meet the Company’s needs, or can be obtained but at significantly higher cost.

In appropriate circumstances, the Committee may enlist outside sources to obtain information about the possibility of using third party vendors’ goods and/or services.

The policy has been followed by the Committee since 2004.

Related Party Transactions

There were no related party transactions in 2009.

Proposal 2:          Ratification of the Appointment of Independent Auditors

The Board of Directors seeks shareholder ratification of the Board's appointment of Hein & Associates LLP, certified public accountants, to act as the auditors of our financial statements for the year ending December 31, 2010.  Hein & Associates LLP has audited our financial statements for the year ended December 31, 2009.  The Board has not determined what action, if any, would be taken should the appointment of Hein & Associates LLP not be ratified at the meeting.

Principal Accounting Fees and Services

Hein & Associates LLP has been paid for fees and services in 2009 and 2008 as shown below:

	Year Ended December 31,
	2009	2008

Audit Fees (a)	$259,000	$132,000
Audit-Related Fees	--	--
Tax Fees (b)	--	--
All Other Fees	--	--
Total	$259,000	$132,000

(a)
Includes fees for audit of the annual financial statements and review of quarterly financial information filed with the Securities and Exchange Commission ("SEC") and in 2009 fees paid in connection with our equity raise during the fourth quarter.  In 2008 the Company also paid its prior auditor, Moss Adams, $16,500 in connection with its review of our quarterly financial information filed in 2008 with the SEC and our equity raise in the fourth quarter of 2009.

The Audit Committee approves the terms of engagement before we engage the audit firm for audit and non-audit services, except as to engagements for services outside the scope of the original terms, in which instances the services have been provided pursuant to pre-approval policies and procedures, established by the Audit Committee.  These pre-approval policies and procedures are detailed as to the category of service and the Audit Committee is kept informed of each service provided.  These policies and procedures, and the work performed pursuant thereto, do not include any delegation to management of the Audit Committee's responsibilities under the Securities Exchange Act of 1934.

The percentage of services provided for Audit-Related Fees, Tax Fees and All Other Fees for 2009 and 2008 are as follows:

	Year Ended December 31,
	2009	2008
Audit Fees	100.0%	100.0%
Audit-Related Fees	0.0%	0.0%
Tax Fees	0.0%	0.0%
All Other Fees	0.0%	0.0%
Total	100.0%	100.0%

Relationship with Independent Accountants

Hein & Associates LLP has audited the Company's financial statements for the twelve months ended December 31, 2009.  A representative will be present at the meeting in person or by telephone to respond to appropriate questions, and will be provided the opportunity to make a statement at the meeting.  There have been no disagreements between the Company and Hein & Associates LLP concerning any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which were not resolved to the satisfaction of that firm.

Report of the Audit Committee

Note: Notwithstanding anything to the contrary otherwise set forth in any of the Company’s filings under the Securities act of 1933 or the Securities Exchange Act of 1923, that might incorporate other filings (including this proxy statement) with the Securities and Exchange Commission, the following Report of the Audit Committee shall not be deemed to be incorporated by reference into any other such filings.

Management is responsible for the preparation of the Company’s financial statements, and the reporting process, as well as maintaining effective internal control over financial reporting and assessing the effectiveness of the controls.  Hein & Associates LLP is responsible for auditing the annual financial statements and expressing an opinion as to whether they are presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States.  The Audit Committee is responsible for, among other things, reviewing and selecting the independent registered public accounting firm, reviewing our annual and interim financial statements, and pre-approving all engagement letters and fees for audit services.

In performing its oversight functions in connection with the Company’s financial statements as of and for the year ended December 31, 2009, the Audit Committee has

•  Reviewed and discussed the audited financial statements with management and Hein & Associates LLP, including the quality of the accounting principles, and the reasonableness of significant judgments made in the preparation of the financial statements;

• Discussed with Hein & Associates LLP those matters required to be discussed by the Statement on Auditing Standards No. 114, of the Auditing Standards Board of the American Institute of Certified Public Accountants;

• Received written disclosures from Hein & Associates LLP regarding their independence as required by the PCAOB; and

• Reviewed and approved the services provided by Hein & Associates LLP.

Based upon the foregoing reports and discussions, and subject to the limitations on the roles and responsibilities of the Audit Committee referred to in its charter, the Audit Committee recommended to the Board of directors, and the Board of Directors has approved, that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the Securities and Exchange Commission on March 12, 2010.  The Audit Committee recommended that the Board of Directors approve the Committee’s selection of Hein & Associates LLP as the independent registered public accounting firm for 2009.  See Proposal Two above.

Copies of Our Form 10-K

Promptly upon receiving a request from any shareholder, without charge we will send to the requester a copy of our Annual Report on Form 10-K for the twelve months ended December 31, 2009, with exhibits, as filed with the Securities and Exchange Commission.  Please address your request to Steven R. Youngbauer, Secretary, at U.S. Energy Corp., 877 North 8th West, Riverton, Wyoming 82501.  You also may call or fax Mr. Youngbauer at T 307.856.9271, F 307.857.3050.